Exhibit 21.1

MENDOCINO BREWING COMPANY AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT

    The following table lists our subsidiaries and the respective jurisdictions of their organization or incorporation as of December 31, 2009. All subsidiaries are included in our consolidated financial statements.

1.	Releta Brewing Company, LLC, a Delaware Limited Liability Company

2.	United Breweries International (U.K.) Limited, a United Kingdom Limited Liability Company

3.	UBSN Limited, a United Kingdom Limited Liability Company